Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mike Betz, OrePac Building Products

503-685-5499

info@orepac.com

Kaveh Bakhtiari, Fortune Brands Home & Security

847-484-4573

kaveh.bakhtiari@fbhs.com

OrePac Building Products and Fiberon Announce Partnership to Grow Outdoor Living Business

OrePac Building Products has entered into a new distribution partnership with Fiberon, significantly expands distribution of Fiberon’s composite decking, railing and cladding products in the Western U.S.

Wilsonville, Oregon – July 26, 2019 — OrePac Building Products, a wholesale distributor of specialty interior and exterior building materials, has entered into a new distribution partnership with Fiberon, a leading manufacturer of composite wood-alternative decking, railing and cladding products. The partnership supports OrePac’s growth in the outdoor living space, and significantly expands Fiberon’s distribution through OrePac’s customers in the Western region of the United States.

Since 2012, OrePac has enjoyed a successful partnership with Therma-Tru Doors, which has elevated its regional sales growth. Therma-Tru is the premier fiberglass entry door brand in the United States, and is part of Fortune Brands Home & Security along with Fiberon. The new agreement with Fiberon leverages the strengths of the existing Therma-Tru partnership and broadens OrePac’s future product offering. Fiberon’s optimization and expansion of its own West Coast operations, along with an enhanced product offering, further enforces the strength of the partnership.

“This exciting new partnership is a logical next step in our growth with Fortune Brands — a leading home products company known for the high levels of innovation, marketing and service expected by our building industry customers,” said Brad Hart, president and CEO, OrePac. “We look forward to continuing to build upon our strong partnership while we introduce customers to Fiberon’s expanded line of stylish and high-performance composite products.”

Fiberon’s product offering combines the beauty and warmth of wood with the durability and low-maintenance of capped composite materials that contain up to 94% recycled materials. Fiberon’s decking, railing and cladding products include rich, nature-inspired embossing for superior wood emulation in a wide range of colors for a fully customized look.

“We are thrilled to expand our relationship with OrePac in an important U.S. region where we both see continued potential for sales growth and profitability,” said Fenton Challgren, president, Therma-Tru Doors and Fiberon. “Together, we have even more opportunities to expand in the outdoor living segment.”

Fiberon will support the partnership and growth opportunities through its continued investment in innovation, capacity and merchandising. Fiberon products will be available through OrePac after the expiration of OrePac’s agreement with its existing supplier.

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About OrePac Building Products

OrePac Building Products is a family-owned and operated business, founded by the Hart family in 1976. Through strong leadership and a commitment to success, the company has grown into one of the premier distributors in the building industry. For more information, visit www.orepac.com.

About Fiberon

Founded in 1997, Fiberon is a leading U.S. manufacturer of wood-alternative decking, railing, cladding, and fencing distributed worldwide. Fiberon products are available in a wide range of styles and price points, all providing the warmth and beauty of natural wood without the costly, time-consuming maintenance. Fiberon products are free of toxic chemicals and contain up to 94% recycled content. Recognized as an “Eco-leader” by Green Builder magazine, Fiberon maintains operations in North Carolina and Idaho. For more information, visit www.fiberondecking.com or call 800-573-8841.

Fiberon is part of the Doors & Security division of Fortune Brands Home & Security, Inc. (NYSE: FBHS), which creates products and services that fulfill the dreams of homeowners and help people feel more secure. FBHS’s operating divisions are Plumbing, Cabinets and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems; Fiberon composite decking and railing products; and Master Lock and SentrySafe security products under The Master Lock Company. Fortune Brands holds market leadership positions in all of its divisions. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.fbhs.com.